Exhibit 10.1

White River Operating LLC 27073 HWY 15, Ferriday LA 71334

October 21, 2022

AULT ENERGY LLC

Participation Agreement for AMI 12 A No. 18,

Part Sections 2, T1N-R8E, Coochie Oil Field, Concordia Parish, Louisiana . When executed by you in the manner provided below, this Participation Agreement (“Agreement”) will evidence an agreement between White River Energy (hereinafter referred to as Assignor) and AULT ENERGY LLC (hereinafter referred to as “Participant”) covering your participation in the above referenced Coochie Prospect, White River Operating LLC shall be designated as “Operator” of the well(s) Drilled therein. The terms of this Agreement are as follows:

I.	EXHIBITS

The following exhibits are attached hereto and made a part of this Agreement:

A.	Exhibit A: Well Location Plat
B.	Exhibit B: Authority for Expenditure (“AFE”)
C.	Exhibit C: Wiring Instructions

II.	AGREEMENT TO CONVEY INTEREST IN LEASES

A.	White River Energy LLC shall assign to AULT ENERGY LLC 0.375 or 37.5% of 8/8ths working interest in and to the subject Leases of the designated unit acreage.

B.	White River Energy LLC or its designee shall deliver to AULT ENERGY LLC an assignment of an undivided 37.50% working interest in and to the Leases purchased of the designated unit in the referenced prospect. The oil, gas and mineral leases and interest to be assigned shall provide that White River Energy LLC agrees to deliver a .72 net revenue interest (NRI).

C.	AULT ENERGY LLC- (WI) 37.5%, (NRI) 27%.

III.	TEST WELLS

A.	AULT ENERGY LLC agrees to participate in the drilling of the initial test well, which shall be designated as the AMI 12 A No. 18 well. “TEST WELL” means the well that is proposed and drilled in the Prospect. The Wells shall be drilled to a depth sufficient to evaluate the prospective multiple zones being the Wilcox, Austin Chalk, Tuscaloosa and (TMS) to a depth of 14,000’ (Measured Depth).

B.	The initial drilling well shall be performed by White River Operating, LLC for an agreed price. A copy of the drilling contract will be furnished to Participant upon request.

IV.	SUBSTITUTE TEST WELL

A.	If the initial drilling is abandoned prior to reaching Contract Depths due to heaving shale, saltwater flow, rock salt, dome formation, lost circulation, impenetrable formation, mechanical difficulty, or other conditions rendering further drilling impractical, any party who participated in drilling the Well shall have the option, but not the obligation, to propose and drill a substitute well (hereinafter referred to a “Substitute Test Well”). The parties who participate drilling the Well shall have the right to participate in other zones of said Well and/or drilling the Substitute Test Well by following the same procedure and the same elections set forth in Section III of this Agreement for the initial Well.

V.	COST OF THE TEST WELL

A.	The cost to AULT ENERGY LLC to drill the “TEST WELL” is $1,567,632. This cost covers only dry hole costs for the well. If the TEST WELL is determined to be economically viable, then an additional $595,972.45 in costs would be due to complete and produce the TEST WELL.

B.	Payment is due on or before October 31, 2022.

VI.	COST OF SUBSEQUENT/DEVELOPMENT WELLS

For any well(s) drilled after the drilling of the Test Well and any Substitute Test Well within a unit area in which AULT ENERGY LLC participates, AULT ENERGY LLC share of costs shall be the same as a “TEST WELL”.

VII.	OPERATING AGREEMENT

Upon drilling of the initial well, Operator shall forward a standard AAPL-610 Joint Operating Agreement (JOA) AULT ENERGY applicable to all operations hereunder for your review and execution. White River Operating LLC shall be designated as Operator in said JOA. In the event of a conflict between the terms and provisions of this Agreement and the JOA, this Agreement shall prevail.

VIII.	INFORMATION TO BE FURNISHED

White River Operating LLC shall notify Participants when actual drilling of a Well is commenced and shall, upon request, furnish Participants with copies of all regulatory permits for the Louisiana Office of Conservation. During the drilling or re-entry of any of the Well(s), Participants’ duly authorized representatives shall have access, at their own risk, at all times to the derrick floor and shall be given any available information requested regarding the well, including daily drilling reports, Monday through Friday, and sufficient notice of all tests or the running of a log in order for Participants to have representatives present, if so desired.

IX.	INSURANCE

At all times while conducting operations under this Agreement, Operator shall carry or cause to be carried adequate insurance coverage for the benefit of the Participants.

X.	PROVISION CONCERNING TAXATION

Nothing in this agreement or in any of the exhibits attached hereto is intended to create or shall it be deemed to create a joint venture or a mining or other partnership of any kind, or to provide for or create any joint liability.

XI.	NOTICES

All notices, proposals, reports and other communication given under this Agreement shall be sent to the parties at the following addresses (please complete your contact information):

AULT ENERGY LLC
11411 Southern Highlands Pkwy,
Suite 240
Las Vegas, NV 89141

White River Operating LLC
27073 HWY 15, Ferriday LA 71334

and to such other addressees as the parties may designate in writing, notices, etc. may be sent by mail, fax or expedited delivery service. Any notice, etc. shall be deemed to be received by the addressee on the day after it is actually sent.

XII.	ASSIGNMENTS

The form of assignment(s) shall be mutually agreed upon, and White River Energy LLC consents to the assignment(s).

XIII.	HEIRS, SUCCESSORS, AND ASSIGNS

Any assignment or transfer of an interest under this Agreement shall be expressly made subject to this Agreement and the JOA contemplated in Article VIII of this Participation Agreement. In any such assignment, the assigning party shall furnish its assignee with a copy of this Agreement and all exhibits attached thereto, and the assignee(s) shall agree to assume and be bound by the terms and provisions hereof.

XIV.	CONTROLLING LAW

This Agreement and the parties’ rights and obligations under it shall be governed by the Laws of the State of Louisiana.

XV.	EFFECT OF PARAGRAPH HEADINGS

The headings of the paragraphs herein have been used for convenience only and shall not be used in construing the provisions of this Agreement.

XVI.	EFFECTIVE DATE

This Agreement shall be effective for all purposes as of October 21, 2022, regardless of the date of its actual execution.

XVII.	ACCEPTANCE

This Agreement shall not be binding upon AULT ENERGY LLC shall indicate its acceptance of the terms and provisions herein contained by executing in the space provided below and returning a copy of the executed Participation Agreement (electronic copies are acceptable). This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one (1) Agreement.

Sincerely,

White River Energy, LLC

By:
(Managing Member)

AULT ENERGY LLC

By:
(Managing Member)

AGREED TO AND ACCEPTED THIS _____ DAY OF __________________, 2022.